Exhibit 99.1
AVANIR ANNOUNCES FISCAL 2009 THIRD QUARTER FINANCIAL RESULTS
ALISO VIEJO, Calif., July 29, 2009 — Avanir Pharmaceuticals, Inc. (NASDAQ: AVNR) today reported unaudited financial results for the three and nine months ended June 30, 2009.
For the third quarter of fiscal 2009, Avanir reported a net loss from continuing operations of $5.0 million, or $0.06 per share, compared with a net loss from continuing operations of $957,000, or $0.01 per share, for the third quarter of fiscal 2008. Total net revenues for the third quarter of fiscal 2009 were $591,000, compared with $2.6 million for the same quarter in fiscal 2008. Total operating expenses were $5.6 million in the third quarter of fiscal 2009 and $5.5 million in the comparable fiscal 2008 period. Cash used in continuing operations during the third quarter of fiscal 2009 was $4.4 million.
For the first nine months of fiscal 2009, Avanir reported a net loss from continuing operations of $15.0 million, or $0.19 per share, compared with a net loss from continuing operations of $10.7 million, or $0.20 per share for the comparable period of fiscal 2008. Total net revenues for the first nine months of fiscal 2009 were $3.2 million compared with $5.8 million for the first nine months of fiscal 2008. Total operating expenses were $18.4 million in the first nine months of fiscal 2009, compared with $18.0 million in the comparable fiscal 2008 period. In addition, cash used in continuing operations during the first nine months of fiscal 2009 was $15.6 million compared to $12.2 million in the first nine months of fiscal 2008.
“We are very pleased that the final patient has now completed the blinded phase of the confirmatory STAR trial and as a result we expect top-line data to be available in August,” said Keith Katkin, President and CEO. “The unblinding of the data is a significant and exciting milestone for Avanir, which moves us one step closer to an approval decision on Zenvia™ in pseudobulbar affect (PBA). With the long-term safety data expected from the open label extension study by the end of this year, we plan to move quickly to submit our complete response to the approvable letter in the first half of 2010. These are pivotal steps to potentially bring an important therapy to a patient population with no approved treatment options.”
RECENT HIGHLIGHTS AND UPCOMING MILESTONES:
CLINICAL PROGRAMS AND PIPELINE
Zenvia in PBA
•	Concluded the double-blind phase of the confirmatory Phase III STAR trial. In total, 282 of 326 patients (or 86.5%) completed 12 weeks of therapy and were eligible to enroll in the open label extension study.

•	Fully enrolled the 12-week open label safety extension of the confirmatory Phase III STAR trial. A total of 253 (or 89.7%) of eligible patients elected to enroll in the open label study.

•	Announced that top-line data from the confirmatory Phase III STAR trial are now expected in August 2009.

COMPANY OPERATIONS
•	Announced in June that Avanir regained compliance with the NASDAQ $1.00 minimum bid price requirement pursuant to Marketplace Rule 5450(a)(1) and the Company’s common stock continues to be listed on the NASDAQ Global Market.

•	Announced the Company has been added to the broad-market Russell 3000® Index as well as the Russell 2000® Index and the Russell Global Index.
As of June 30, 2009, Avanir had cash and investments in securities totaling $26.6 million, including cash and cash equivalents of $26.1 million and restricted investments in securities of $468,000.
Conference Call and Webcast
Management will host a conference call with a simultaneous webcast today beginning at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time to discuss its financial results and recent business developments. The call will feature Keith Katkin, President and Chief Executive Officer; Randall Kaye, MD, Senior Vice President and Chief Medical Officer; and Christine Ocampo, Vice President of Finance to discuss financial results and answer questions. Investors are invited to listen to the live webcast by visiting Avanir’s corporate website at www.avanir.com.
An archived copy of the webcast will be available on Avanir’s website for 30 days, and a telephone replay will be available through August 3, 2009, by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international) and entering the conference ID number 21923090.
About Zenvia
Zenvia is a combination of two well-characterized compounds: the therapeutically active ingredient dextromethorphan and the enzyme inhibitor quinidine, which serves to increase the bioavailability of dextromethorphan. This first-in-class drug candidate is believed to help regulate excitatory neurotransmission in two ways: through pre-synaptic inhibition of glutamate release via sigma-1 receptor agonist activity and through postsynaptic glutamate response modulation via uncompetitive, low-affinity NMDA antagonist activity. Zenvia is currently in development for the treatment of PBA and has successfully completed a Phase III trial for diabetic peripheral neuropathic (DPN) pain. In October 2006, the Company received an approvable letter for Zenvia in the treatment of PBA. The Company has completed enrollment in a confirmatory Phase III study under a Special Protocol Assessment (SPA) agreement with the FDA utilizing a new lower quinidine dose formulation of Zenvia intended to address safety concerns raised in the Agency’s approvable letter for Zenvia in the treatment of PBA. For more information about this trial visit http://www.pbatrial.com, and for more information about the Agency’s SPA process, see http://www.fda.gov/cder/guidance/3764fnl.htm. In addition, Avanir has conducted a Phase III study of Zenvia in DPN pain where the primary endpoints were successfully met. Subsequently the Company released top-line results of a formal PK study that identified alternative lower-dose quinidine formulations of Zenvia for DPN pain intended to deliver similar efficacy and improved safety/tolerability versus the formulations previously tested for this indication. Avanir is now engaged in discussions with the FDA under the SPA process regarding the design of the next Phase III study in DPN pain and overall program requirements.
About Avanir
Avanir Pharmaceuticals, Inc. is a biopharmaceutical company focused on acquiring, developing, and commercializing novel therapeutic products for the treatment of central nervous system disorders. Avanir’s lead product candidate, Zenvia, is being developed for the treatment of PBA and has successfully completed a Phase III trial for DPN pain. Avanir has licensed its MIF inhibitor program to Novartis International Pharmaceuticals Ltd. and has sold its anthrax monoclonal antibody program to Emergent BioSolutions. The Company’s first commercialized product, Abreva® (docosanol), is marketed in North America by GlaxoSmithKline Consumer

Healthcare and is the leading over-the-counter product for the treatment of cold sores. Further information about Avanir can be found at www.avanir.com and further information about pseudobulbar affect can be found at www.PBAinfo.org.
Forward Looking Statements
Statements in this press release that are not historical facts, including statements that are preceded by, followed by, or that include such words as “estimate,” “intend,” “anticipate,” “believe,” “plan,” “goal,” “expect,” “project,” or similar statements, are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from the future results expressed or implied by such statements. For example, there can be no assurance that any new doses of Zenvia for PBA or DPN pain will be safe and effective, that any additional Phase III trial for Zenvia will be successful or that the U.S. Food and Drug Administration (FDA) will approve Zenvia for any indication, that the Company will meet clinical development timelines, that the Company will be able to achieve targeted levels of expenditures or that the Company will be able to secure additional worldwide intellectual property protection for its Zenvia patent portfolio. There can be no assurances that Zenvia clinical development programs for indications other than PBA will move forward without additional capital or partnerships. There can also be no assurance that the Company’s existing capital resources will be sufficient to fund our clinical trials to completion as expected or to fund operations through the expected timing of an approval decision from the FDA. Risks and uncertainties affecting the Company’s financial condition and operations also include the risks set forth in Avanir’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, and from time-to-time in other publicly available information regarding the Company. Copies of this information are available from Avanir upon request. Avanir disclaims any intent to update these forward-looking statements.
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Avanir Investor Contacts
Eric Benevich
Brenna Mullen
ir@avanir.com
(949) 389-6700